EXHIBIT 10.91
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) made effective as of the 30th day of April, 2007 (the “Effective Date”) by and between ERIE INDEMNITY COMPANY, a Pennsylvania corporation with its principal place of business at Erie, Pennsylvania (the “Company”), and James J. Tanous (the “Executive”);
WITNESSETH:
     WHEREAS, it is in the best interests of the Company to secure the employment of the Executive on the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, the Executive desires and is willing to accept employment with the Company on the terms and subject to the conditions set forth herein;
     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to such employment with the Company pursuant to the terms and conditions of this Agreement as Executive Vice President, Secretary and General Counsel of the Company, or in such other position with the Company of at least commensurate responsibility and authority in all material respects, for a term of three (3) years commencing on the Effective Date hereof and expiring on April 29, 2010, unless earlier terminated pursuant to Section 5 hereof. The Executive shall serve in said office(s) at the pleasure of the Company’s Chief Executive Officer (the “CEO”) and the Executive may be removed from said office(s) at any time with or without Cause, as hereinafter defined, pursuant to Sections 5(a) or 5(b) hereof; provided that any such removal shall be without prejudice to any contract rights the Executive may have hereunder. This Agreement shall expire by its terms on April 29, 2010.
     2. Duties and Responsibilities. The Executive’s duties hereunder shall be those which shall be prescribed by the CEO from time to time, and shall include such executive authority, duties, powers and responsibilities as customarily attend the office as Executive Vice President, Secretary and General Counsel of a company comparable to the Company. The Executive shall discharge such duties consistent with sound business practices and in accordance with law and the Company’s general employment policies, in each case, as in effect from time to time, in all material respects and the Executive shall use best efforts to promote the best interests of the Company. During the term of this Agreement, the Executive’s position (including the Executive’s status and reporting requirements), authority, duties, powers and responsibilities shall at all times be at least commensurate in all material respects with the most significant of those held, exercised or assigned to the Executive as of the Effective Date. The Executive shall devote the Executive’s knowledge, skill and all of the Executive’s professional time, attention and energies (reasonable absences for vacations and illness excepted), to the business of the Company in order to perform such assigned duties faithfully, competently and diligently.

     3. Compensation. During the term of this Agreement, the Executive shall receive, for all services rendered to the Company hereunder, the following (hereinafter referred to collectively as “Compensation”):
     (a) Starting Bonus. The Executive shall be paid a one-time starting bonus in the amount of $100,000 upon the execution of this Agreement. Executive agrees that should he voluntarily end his employment with the Company for any reason: (i) within the first twelve months of the term of this Agreement, Executive will reimburse the Company the full amount of the starting bonus, and (ii) after the first twelve months of the term of this Agreement, but before the expiration of twenty-four months, then in that event the Executive will reimburse the Company a pro-ratio of the starting bonus calculated as follows:.
Reimbursement to Company = 1 — months of employment x $100,000
24
After the expiration of 24 months of employment, there will be no requirement for reimbursement of the Starting Bonus.
     (b) Salary. The Executive shall be paid an annual base salary at an annual rate of $375,000. The Executive’s annual base salary shall not be reduced during the term of this Agreement. The Executive’s annual base salary shall be payable in equal installments in accordance with the Company’s general salary payment policies, but no less frequently than bi-weekly.
     (c) Incentive Compensation. The Executive shall be eligible for awards under the Company’s incentive compensation plans, if any, applicable to executive officers of the Company or to key employees of the Company or its subsidiaries, including, but not limited to, management incentive plans and stock plans, in accordance with and subject to the terms thereof (including any provisions providing for changes in the level of or termination of benefits thereunder), on a basis commensurate with the Executive’s position and authorities, duties, powers and responsibilities.
     (d) Employee Benefit Plans. The Executive and the Executive’s “dependents,” as that term may be defined under the applicable employee benefit plan(s) of the Company, shall be included, to the extent eligible thereunder and subject to the terms of the plans (including any provisions for changing the level of or termination of benefits thereunder), in all plans, programs and policies which provide benefits for Company employees and their dependents on a basis commensurate with the Executive’s position and authorities, duties, powers and responsibilities including, without limitation, health care insurance, health and welfare plans, pension and retirement plans, group or individual life insurance plans, short and long-term disability plans, survivors’ benefits, executive supplemental benefits, holidays and other similar or comparable benefits made available to the Company’s employees (hereinafter, such plans, programs and policies shall be collectively referred to as the “Erie Benefit Plans”).
     (e) Performance Appraisal. The Executive’s performance may be evaluated by the CEO from time to time. The Executive shall be entitled to such additional remuneration as the CEO, in his discretion, determines from time to time.
     4. Absences. The Executive shall be entitled to vacations in accordance with the Company’s vacation policy in effect from time to time (but in no event shall the Executive be entitled to fewer vacation days than under the Company’s vacation policy as in effect on the Effective Date) and to absences because of illness or other incapacity, and shall also be entitled to such other absences, whether for holiday, personal time, conventions, or for any other purpose, as are customarily granted to the Company’s other officers.
     5. Termination. During the term of this Agreement, the Executive’s employment hereunder may be terminated only as follows:
     (a) By the Company Without Cause. The CEO may at any time terminate the Executive’s employment hereunder without Cause, and upon no less than thirty (30) days’ prior written notice to the Executive.
     (b) By the Company For Cause. The CEO may terminate the Executive’s employment hereunder for Cause. In such event, the CEO shall give to the Executive prompt written notice specifying in reasonable detail the basis for such termination. For purposes of this Agreement, “Cause” shall mean any of the following conduct by the Executive:
(1)	The deliberate and intentional breach of any material provision of this Agreement, which breach Executive shall have failed to cure within thirty (30) days after Executive’s receipt of written notice from the Company specifying the specific nature of the Executive’s breach;

(2)	The deliberate and intentional engaging by Executive in gross misconduct that is materially and demonstrably inimical to the best interests, monetary or otherwise, of the Company; or

(3)	Conviction of a felony or conviction of any crime involving moral turpitude, fraud or deceit.
For purposes of this definition, no act, or failure to act, on the Executive’s part shall be considered “deliberate and intentional” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

     (c) Disability. In the event that the Executive shall be unable to perform the Executive’s duties hereunder on a full time basis for a period of one hundred-eighty (180) consecutive calendar days by reason of incapacity due to illness, accident or other physical or mental disability, then the CEO may, at his discretion, terminate the Executive’s employment hereunder if the Executive, within ten (10) days after receipt of written notice of termination (which notice may be given before or after the end of the entire 180 day period), shall not have returned to the performance of all of his duties hereunder on a full-time basis.
     (d) Death. The Executive’s employment under this Agreement shall terminate upon the Executive’s death.
     (e) Mutual Written Agreement. This Agreement and the Executive’s employment hereunder may be terminated at any time by the mutual written agreement of the Executive and the Company.
     6. Compensation in the Event of Termination. In the event that the Executive’s employment hereunder terminates prior to the expiration of this Agreement for any reason provided in Section 5 hereof, the Company shall pay the Executive, compensation and provide the Executive and the Executive’s eligible dependents with benefits as follows:
     (a) Termination By Company Without Cause. In the event that the Executive’s employment hereunder is terminated by the Company without Cause pursuant to Section 5(a) hereof, then in any such event the Company shall pay the following compensation to the Executive:
1.5 times the Executive’s highest annual base salary plus 1.5 times the greater of either any annual incentive award actually paid or the annual incentive target award, calculated using the base salary and annual incentive target award in effect immediately preceding the Executive’s termination. Such payment to the Executive by the Company shall be paid in a lump sum. The lump sum payment shall be paid as soon as administratively practicable following the date of the termination of the Executive’s employment hereunder, provided the same is consistent with applicable law.
     (b) Termination By the Company for Cause. In the event that the Company shall terminate the Executive’s employment hereunder for Cause pursuant to Section 5(b), this Agreement shall forthwith terminate and the Executive shall not be entitled to any additional compensation or severance benefit.
     (c) Disability. In the event that the Company elects to terminate the Executive’s employment hereunder pursuant to Section 5(c), the Executive shall continue to receive from the date of such termination through the expiration date of this Agreement, sixty percent (60%) of the then current annual base salary to which the Executive was entitled pursuant to Section 3(b) hereof immediately preceding such termination, in accordance with the payroll practices of the Company for executive officers, reduced, however, by the amount of any proceeds from Social Security and disability insurance policies provided by and at the expense of the Company.
     (d) Death. In the event of the death of the Executive during the term of this Agreement, the then current annual base salary to which the Executive was entitled pursuant to Section 3(b) hereof immediately preceding the Executive’s death shall be paid, in twelve (12) equal monthly installments following the date of death, to the last beneficiary designated by the Executive under the Company’s group life insurance policy maintained by the Company or such other written designation expressly provided to the Company for the purposes hereof or, failing either such designation, to the Executive’s estate.
     (e) Mutual Written Consent. In the event that the Executive and the Company shall terminate the Executive’s employment by mutual written agreement, the Company shall pay such compensation and provide such benefits, if any, as the parties may mutually agree upon in writing.
     (f) Taxes. Executive shall be solely responsible for any federal, state or local income or related taxes for any payments to Executive under this Section 6.
The Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking employment or otherwise, nor shall any amounts received from employment or otherwise by the Executive offset in any manner the obligations of the Company hereunder except as specifically provided in Section 6(c) hereof.
     7. Covenants as to Confidential Information and Competitive Conduct. The Executive hereby acknowledges and agrees as follows: (i) this Section 7 is necessary for the protection of the legitimate business interests of the Company, and (ii) the Executive has received adequate and valuable consideration for entering into this Agreement.
     (a) Confidentiality of Information and Nondisclosure. The Executive acknowledges and agrees that the Executive’s employment by the Company under this Agreement necessarily involves knowledge of and access to confidential and proprietary information pertaining to the business of the Company and its subsidiaries. Accordingly, the Executive agrees that at all times during the term of this Agreement and at any time thereafter, the Executive will not, directly or indirectly, without the express written approval of the Company, unless directed by applicable legal authority (including any court of competent jurisdiction, governmental agency having supervisory authority over the business of the Company or the subsidiaries, or any legislative or administrative body having supervisory authority over the business of the Company or its subsidiaries) having jurisdiction over the Executive, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself, any person, corporation or other entity other than the Company, (i) any information concerning any financial matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company or its subsidiaries, (ii) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company or its subsidiaries, or (iii) any other information related to the Company or its subsidiaries or which the Executive should reasonably believe will be damaging to the Company or its subsidiaries which has not been published and is not generally known outside of the Company. The Executive acknowledges that all of the foregoing constitutes confidential and proprietary information, which is the exclusive property of the Company.
     (b) Company Remedies. The Executive acknowledges and agrees that any breach of this Section 7 will result in immediate and irreparable harm to the Company, and that the Company cannot be reasonably or adequately compensated by damages in an action at law. In the event of a breach by the Executive of the provisions of this Section 7, the Company shall be entitled, to the extent permitted by law, immediately to cease to pay or provide the Executive or the Executive’s dependents any compensation or benefit being, or to be, paid or provided to the Executive pursuant to this Agreement, and also to obtain immediate injunctive relief restraining the Executive from conduct in breach of the covenants contained in this Section 7. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach, including the recovery of damages from the Executive.
     8. Resolution of Differences Over Breaches of Agreement. Except as otherwise provided herein, in the event of any controversy, dispute or claim arising out of, or relating to, this Agreement, or the breach thereof, or arising out of any other matter relating to the Executive’s employment with the Company, the parties may seek recourse only for temporary or preliminary injunctive relief to the courts having jurisdiction thereof and if any relief other than injunctive relief is sought, the Company and the Executive agree that such underlying controversy, dispute or claim shall be settled by arbitration conducted in Erie, Pennsylvania in accordance with this Section 8 and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The matter shall be heard and decided, and awards rendered by a panel of three (3) arbitrators (the “Arbitration Panel”). The Company and the Executive shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the “Commercial Panel”) and AAA shall select a third arbitrator from the Commercial Panel. The award rendered by the Arbitration Panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof. Each party shall bear sole responsibility for all expenses and costs incurred by such party in connection with the resolution of any controversy, dispute or claim in accordance with this Section 8.

     9. Payment of Executive’s Legal Fees. If the Executive is required to bring any action to enforce rights or to collect moneys due under this Agreement, the Company shall pay to the Executive the fees and expenses incurred by the Executive in bringing and pursuing such action if the Executive is successful, in whole or in part, on the merits or otherwise (including by way of a settlement involving a payment of money by the Company to the Executive), in such action. The Company shall pay such fees and expenses in advance of the final disposition of such action upon receipt of an undertaking from the Executive to repay to the Company such advances if the Executive is not ultimately successful, in whole or in part, on the merits or otherwise, in such action.
     10. Release. The Executive hereby acknowledges and agrees that neither the Company nor any of its representatives or agents will be obligated to pay any compensation or benefit which the Executive has a right to be paid or provided to the Executive or the Executive’s dependents, unless the Executive, if requested by the Company in its sole discretion, executes a release in a form reasonably acceptable to the Company, which releases any and all claims the Executive has or may have against the Company or its subsidiaries, agents, officers, directors, successors or assigns.
     11. Waiver. The waiver by a party hereto of any breach by the other party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by a party hereto.
     12. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the Company shall be obligated to require any successor to expressly acknowledge and assume its obligations hereunder. This Agreement shall inure to the extent provided hereunder to the benefit of and be enforceable by the Executive or the Executive’s legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Executive may not delegate any of the Executive’s duties, responsibilities, obligations or positions hereunder to any person and any such purported delegation shall be void and of no force and effect.
     13. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if personally delivered or when sent by first class certified or registered mail, postage prepaid, return receipt requested—in the case of the Executive, to his residence address as set forth below, and in the case of the Company, to the address of its principal place of business as set forth below, to the attention of the President and Chief Executive Officer — or to such other person or at such other address with respect to each party as such party shall notify the other in writing.
     14. Construction of Agreement.
     (a) Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania.
     (b) Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity,

legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     (c) Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.
     15. Entire Agreement. This Agreement contains the entire agreement of the parties concerning the Executive’s employment and all promises, representations, understandings, arrangements and prior agreements on such subject are merged herein and superseded hereby. The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Executive has hereunto set his hand all as of the day and year first above written.
ATTEST:
/s/ Brian W. Bolash
ERIE INDEMNITY COMPANY
By: /s/ Jeffrey A. Ludrof
Jeffrey A. Ludrof
President and Chief Executive Officer
100 Erie Insurance Place
Erie, PA 16530
/s/ James J. Tanous (SEAL)
James J. Tanous
WITNESS :
/s/ Sheila M. Hirsch